Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333- 285746, 333-277676, 333-270074, 333-264625, 333-263538, 333-262433 and 333- 251374 on Form S-8 of ContextLogic Holdings Inc. of our report dated December 23, 2025, relating to the financial statements of US Salt Holdings, LLC appearing in this Current Report on Form 8-K dated January 16, 2026.

/s/ Deloitte & Touche LLP

New York, New York
January 16, 2026